Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is entered into and made effective this 1st day of March, 2006 between M&I MARSHALL & ILSLEY BANK (the “Bank”) and MALCOLM M. ASLIN (“Executive”).

RECITALS

Executive possesses intimate knowledge of the business and affairs of Gold Banc Corporation, Inc. and its affiliates, which will be merging with and into Marshall & Ilsley Corporation (“M&I”) and its affiliates.

The Bank desires to assure the continued services of Executive on its own behalf and on behalf of M&I and its other affiliates following his termination of employment with the Bank for the period provided in this Agreement.  Executive is willing to continue to provide certain services to the Bank, M&I and its other affiliates for such period, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

1.

Consulting.  Starting on the date of the merger of Gold Banc Corporation with and into M&I (the “Merger Date”), Executive agrees to provide the services described in Paragraph 3 hereof for the period stated in Paragraph 2 hereof, subject to the other terms and conditions herein provided.

2.

Term.  The term shall begin on the Merger Date, and shall continue until (a) such time as this Agreement is terminated by written notice, with at least ninety (90) days’ written notice by either of the parties hereto, or (b) by Executive’s death or disability such that he is unable to perform his duties hereunder (the “Term”).  In no event will the Bank give written notice so that the Term will end prior to the first anniversary of the Merger Date.

3.

Duties.  During the Term, Executive shall devote his best efforts and such of his business time, attention, skill and efforts as are necessary to consult with the management employees and Boards of Directors of M&I and its affiliates, including the Bank, with respect to such matters as may be reasonably requested by the M&I or its affiliates.  Executive shall also maintain continued involvement with area businesses and community-based organizations on the Bank’s behalf and will continue to cultivate both business development and expansion opportunities in Kansas City, the west coast of Florida and the surrounding markets.

4.

Compensation.  As compensation for the services to be provided pursuant to this Agreement, Executive shall receive from M&I or the Bank, as applicable, the benefits set forth below:

A.

Consulting Fee.  During the Term, the Bank shall pay Executive a consulting fee equal to Ten Thousand Dollars ($10,000) per month, payable at the beginning of each month.  The consulting fees paid to Executive will not be eligible to be included as compensation for purposes of any qualified or nonqualified pension or welfare benefit plans of M&I or its affiliates.  The Bank will not withhold any federal, state or local income or employment taxes from the compensation unless a taxing authority determines that Executive is not an independent contractor.

B.

Reimbursement of Expenses.  The Bank will pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his duties hereunder upon submission of documentation in accordance with the Bank’s expense reimbursement policy.

C.

Health Insurance.  For the first eighteen months after the Merger Date, Executive and his spouse will be eligible to participate in M&I’s health and dental plans to the extent that Executive elects continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  M&I will subsidize health and dental coverage (including payment of the COBRA premiums) for Executive and his spouse (as of the date of this Consulting Agreement, and for so long as she remains Executive’s spouse) in the same monthly dollar amount as it subsidizes health and dental coverage for full-time M&I employees and their spouses for so long as the Term continues.  Any taxes associated with such subsidy are the responsibility of Executive.  The period for which Executive and his spouse are entitled to continuation coverage under COBRA will commence on the Merger Date and will run for eighteen months.  If the Term extends beyond the COBRA period, Executive and his spouse will continue to be eligible to participate in M&I’s health and dental plans during the Term pursuant to the contractual terms of this Consulting Agreement, and the M&I subsidy will continue on the terms set forth above, however Executive or his spouse will have no COBRA rights at the end of the Term.  Again, any taxes associated with such subsidy are the responsibility of Executive.  Notwithstanding the foregoing, Executive will have the ability to purchase health and dental coverage at a rate equal to that offered under COBRA for no less than six months following the end of the Term.

D.

Club Dues.  For the Term, the Bank will pay the annual membership dues for the Indian Hills Country Club, the River Club and the Carriage Club in Kansas City and the Lemon Bay Country Club in Florida.

5.

Confidentiality, Non-Solicitation and Non-Competition Provisions.  In consideration of the benefits provided above, Executive agrees to act in accordance with each of the following provisions, which Executive acknowledges to be severable and independent of one another.  The term “Company” means Marshall & Ilsley Corporation (“M&I”), the Bank, Gold Banc Corporation, Inc. (“Gold Banc”) and any Affiliate.  “Affiliate” means any corporation, partnership, limited liability company or other business entity which, directly or indirectly through one or more intermediaries, is or was controlled by M&I or Gold Banc.  The term “control” means the power, directly or indirectly, to vote 50% or more of the securities which have ordinary voting power in the election of directors (or individuals filling any analogous positions).

A.

Confidentiality.  For the Term, Executive agrees that he will not, directly or indirectly, use or disclose any Confidential Information of the Company except for use in connection with his duties for the Company.  For purposes of this Agreement, “Confidential Information” is defined as all non-Trade Secret information possessed by the Executive about the Company and its business activities, which (i) is not generally known (other than as a result of disclosure by him in violation of this paragraph (a)) and is used or is useful in the conduct of the business of the Company, (ii) confers or tends to confer a competitive advantage over one who does not possess the information, or (iii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic values from its disclosure or use.  “Trade Secret” has the meaning assigned in the applicable state law governing trade secrets.  Nothing in this restriction shall be deemed to limit Executive’s obligations to treat Trade Secrets of the Company in the manner contemplated by the applicable state law governing such trade secrets, and Executive agrees to take all reasonable steps to protect such Trade Secrets in accordance with applicable law.  If Executive is requested or becomes legally required or compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a governmental body to make any disclosure that is prohibited or otherwise constrained by this Agreement, Executive will provide M&I with prompt written notice of such request so that it may seek an appropriate protective order or other appropriate remedy.  Subject to the foregoing, Executive may furnish that portion (and only that portion) of the Confidential Information that he is legally compelled or are otherwise required to disclose.

B.

Non-Solicitation of Customers.  For the Term, Executive agrees not to solicit, entice or encourage any Customer of the Company so as to cause or attempt to cause such Customer not to do business with the Company, to diminish its business with the Company, or to purchase products or services sold by the Company from any source other than the Company.  For purposes of this paragraph, “Customer” shall mean any person or business (i) which purchased products or services from the Company during the one (1) year period preceding the date of the solicitation, enticement or encouragement; and (ii) with whom Executive had Direct Contact on behalf of the Company during such one (1) year period.  For purposes of this Paragraph, the term “Direct Contact” means intentional contact by the Executive to either establish, maintain or enhance the Company’s business relationship with Customer, whether contact was in person, by phone, or in writing, other than a general mailing sent to a broad-based group under Executive’s signature.

C.

Non-Solicitation of Employees.  For the Term, Executive will not induce or attempt to induce any employee of the Company to terminate his or her employment with, or reduce the hours he or she works for, the Company.

D.

General Non-Competition Provisions.  For the Term, Executive agrees not to directly or indirectly perform services of the type performed by Executive for the Company for any Competitor of the Company where the services Executive provides directly relate to or benefit any of the Competitor’s business activities within 35 miles of any of the Company’s business locations unless M&I has first consented in writing thereto.  In addition, for the Term, Executive agrees not to engage, directly or indirectly, in any business which is substantially similar to or competes with the business of the Company within 35 miles of any of the Company’s business locations, either as a proprietor, partner, employee, agent, owner (or in the case of a publicly-traded company, a greater than five percent shareholder), partner, officer, director, independent contractor, or otherwise, unless M&I has first consented in writing thereto.  For purposes of this paragraph, “Competitor” shall mean an entity in the financial services business which is engaged in deposit taking, lending, or trust products or services.

E.

Acknowledgement/Consequences of Breach.  Executive acknowledges that irreparable and incalculable injury will result to the Company, its business or properties, in the event of a breach by Executive of any of the restrictions set forth in this Paragraph 5.  Executive therefore agrees that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies, to temporary and permanent injunctive relief (without necessity of posting a bond or other security) restraining the violation or further violation of such restrictions by Executive.  Executive further agrees that in the event of any such breach, the Company shall be entitled to recover from Executive the monetary value of all consideration paid to him under this Consulting Agreement and suspend all future payments and benefits which might otherwise be due to Executive hereunder.  The election of any one or more remedies by the Company shall not constitute a waiver of its right to pursue other available remedies.

6.

Miscellaneous.

A.

Amendment.  This Agreement may not be amended or modified except by written instrument executed by the Company and Executive.

B.

Letter Agreement.  The benefits provided to the Executive hereunder are in addition to the post-termination benefits provided to Executive under the Letter Agreement.

C.

No Merger.  If the merger of Gold Banc Corporation, Inc. with and into Marshall & Ilsley Corporation does not occur, this Agreement will be void and of no further effect.

D.

Miscellaneous.  This Agreement shall be governed by the laws of the State of Kansas, without regard to its conflicts of law provisions. This Agreement shall be binding upon, inure to the benefit of and shall be enforceable by the Company, Executive and their successors and assigns.  Each provision of this Agreement is severable, and the unenforceability of any provision shall not affect the enforceability of any other provision of this Agreement. If any provision of Paragraph 5 is deemed to be unenforceable, it shall be modified to the minimal extent necessary so that the provision will be enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

M&I MARSHALL & ILSLEY BANK

By:

/s/ Paul J. Renard

Paul J. Renard, Senior Vice President

EXECUTIVE

/s/ Malcolm M. Aslin

Malcolm M. Aslin